      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 4, 2000

                                                    REGISTRATION NO. 333-83217


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ______________

                         POST EFFECTIVE AMENDMENT NO. 2
                    To Registration Statement on Form SB-2,
                               File No. 333-83217
                                       ON
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                         TEAM COMMUNICATIONS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         CALIFORNIA                                    95-5419215
(STATE OR OTHER JURISDICTION OF                       (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                      IDENTIFICATION NO.)


                       11818 WILSHIRE BOULEVARD, 2ND FLOOR
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 312-4400

       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

            MR. DREW S. LEVIN, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                      11818 WILSHIRE BOULEVARD, 2ND FLOOR
                          LOS ANGELES, CALIFORNIA 90025
                                 (310) 312-4400

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                 ______________

                          COPIES OF COMMUNICATIONS TO:
                               BRUCE P. VANN, ESQ.
                              BARRY S. BABOK, ESQ.
                         KELLY LYTTON MINTZ & VANN, LLP
                      1900 AVENUE OF THE STARS, SUITE 1450
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 277-5333
                                 ______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                                 ______________


                         CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                       PROPOSED        PROPOSED
                                                        MAXIMUM         MAXIMUM         AMOUNT OF
TITLE OF EACH CLASS OF                 AMOUNT        OFFERING PRICE    AGGREGATE      REGISTRATION
SECURITIES TO BE REGISTERED       TO BE REGISTERED      PER UNIT     OFFERING PRICE        FEE
---------------------------       ----------------   --------------  --------------   -------------
Common Stock                            989,334        $    7.00       $6,925,338        $       0(1)
Common Stock                            180,000        $    5.25       $  945,000        $       0(2)
Common Stock                          1,206,541        $    6.25       $7,540,881        $       0(3)
Common Stock                            302,715        $    6.25       $1,891,969        $       0(4)
Common Stock                            981,125        $    6.25       $6,132,031        $       0(3)
Common Stock Underlying
   Warrants                              75,000        $    5.25       $  393,750        $       0(2)
Common Stock Underlying
   Warrants                             640,000        $    7.00       $4,480,000        $       0(1)
Common Stock Underlying
   Warrants                             298,441        $    6.25       $1,865,256        $       0(4)
Common Stock Underlying
   Warrants                             173,870        $    6.25       $1,086,688        $       0(4)
Common Stock Underlying
   Warrants                              20,000        $    6.25       $  125,000        $       0(4)
Common Stock Underlying
   Warrants                             131,000        $    6.25       $  818,750        $       0(3)
Common Stock Underlying
   Warrants                              85,000        $    6.25       $  531,250        $       0(3)
Common Stock Underlying
   Warrants                             200,000        $    6.25       $1,250,000        $       0(3)
Common Stock Underlying
   Warrants                             150,000        $    7.43       $1,114,500        $       0(4)
                                      ---------        ---------       ----------        ---------
   TOTAL                              5,433,026
===================================================================================================

(1) Previously paid pursuant to the Company's registration statement on Form SB-2, File No. 333-89323.
(2) Previously paid pursuant to the Company's registration statement on Form SB-2, File No. 333-91283.
(3) Previously paid pursuant to the Company's registration statement on Form SB-2, File No. 333-83217.
(4) Previously paid pursuant to the Company's registration statement on Form SB-2, File No. 333-26307.

Includes an additional 2,034,334 shares of common stock previously registered by the Registrant under its Registration Statement on Form SB-2 (File No. 333-91283) which are included in a combined prospectus herein pursuant to Rule 429 under the Securities Act of 1933. A registration fee of $13,606.67 was previously paid in connection with Registration Statement No. 333-91283.


                                 ______________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO REGISTRATION STATEMENT NO. 333-91283 ON FORM SB-2 PREVIOUSLY FILED BY THE REGISTRANT ON NOVEMBER 19,1999, AMENDED ON DECEMBER 7,1999, AND DECLARED EFFECTIVE ON DECEMBER 8,1999.

================================================================================

Prospectus


                    DATED MAY __, 2000 SUBJECT TO COMPLETION


                         TEAM COMMUNICATIONS GROUP, INC.
                        5,433,026 SHARES OF COMMON STOCK

      This prospectus relates to an aggregate of 5,433,026 shares of our Common Stock either already held by our shareholders or to be issued pursuant to outstanding warrants (the "Warrants") to purchase our common stock. Such shares of common stock are being offered for the accounts of the holders thereof (the "Selling Shareholders") on the NASDAQ SmallCap Market at the then prevailing prices, or in negotiated transactions. We will not receive any proceeds from the sale of the shares of common stock being registered, but will receive the proceeds from the exercise of the Warrants.

     Our common stock trades on the NASDAQ SmallCap Market under the symbol "TMTV."

                           --------------------------


   AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER
                         BEFORE BUYING SHARES OF COMMON
                                     STOCK.

                             ----------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The common stock offered hereby was or will be acquired by the Selling Shareholders from us in private placements or upon the exercise of the Warrants and are "restricted securities" under the Securities Act of 1933. This prospectus has been prepared to register the shares of common stock under the Securities Act of 1933 to allow for future sales by the Selling Shareholders to the public without any restrictions. To our knowledge, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the shares. The Selling Shareholders may be deemed "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed underwriting commissions or discounts under the Securities Act of 1933. See "Plan of Distribution."



                  The date of this prospectus is May ___, 2000

                     NOTICE ABOUT FORWARD-LOOKING STATEMENTS

     To the extent that the information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 2. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."

                                   THE COMPANY

     We develop, produce and distribute a variety of television programming, including dramatic and reality-based series, specials and made-for-television movies for exploitation in the domestic and international television markets. We derive substantially all of our revenues from the exploitation of our originally produced programs and product acquired from others.

     Our production activities are focused on programming produced for United States cable and network television channels such as The Discovery Channel, The Family Channel, Showtime Networks and USA Network. We are producing for Discovery's Animal Planet an initial production of 13 one hour drama episodes of "Call of the Wild," based on Jack London's classic novel. The series began production in November 1999 with our Canadian production partner, and we have ben advised that Animal Planet will place an order for an additional 13 episodes. We are also developing and producing "Destination: Style" for Discovery's Travel Channel, and "Conversations with Remarkable People" for the Wisdom Network (a new US basic cable network). In March 1999, our co-production of 22 episodes of "Total Recall 2070," a television series based on the hit movie "Total Recall," began to air on Showtime Networks. The series began airing in syndication in the U.S. in January 2000. We are currently negotiating with Alliance Atlantis to produce a second season either for Showtime Networks, or directly for first run syndication.

     We have also completed production of a series of 48 half-hour episodes entitled "Amazing Tails," a reality based series focusing on extraordinary pets, which has been financed in conjunction with Friskies Pet Foods, a division of Nestles Food, and advertising leader The Interpublic Group of Companies. All episodes of Amazing Tales have been produced and delivered, and the series is currently airing on Discovery's Animal Planet. In addition, we co-developed and co-produced a reality based five-day per week ("strip") syndicated series, called "Strange Universe," with United/Chris-Craft television stations and Rysher Entertainment. This series, which aired on United/Chris-Craft stations, involved the production of 130 episodes over its two, thirteen week commitments.

     We maintain a development and production department which develops and produces movies-of-the-week, drama and reality-based series for exhibition on network television, cable or ad hoc networks of independent stations which sometimes form to air special programming. We also currently have distribution rights to over 3,000 hours of family, dramatic and reality-based series and specials, and films.

     Our address is 11811 Wilshire Boulevard, 2nd floor, Los
Angeles, California 90025, and our telephone number is (310) 312-4400.

RECENT EVENTS AND OUTLOOK

     On November 29, 1999, we completed the sale of 6,150,000 shares of our common stock, 150,000 shares of which were sold by and for the account of a selling shareholder, in an underwritten offering on the German Neuer Markt (the "German Offering"). The German Offering was underwritten by Gontard & MetallBank AG and a group of associated underwriters. The offering price was $6.21 per share. The net proceeds to us were approximately $31,500,000 after deducting underwriting fees and estimated offering expenses. Approximately $9,400,000 of the net proceeds has been used to repay all of our outstanding indebtedness, net any discounts. This prospectus also relates to the 6,150,000 shares of our common stock sold in the German Offering.

     We are currently in discussions with a number of distribution and production companies regarding possible business combinations. As of October 1, 1999, we completed the purchase of Dandelion Distribution Ltd., a 20 year old United Kingdom ("UK") based television production and distribution company, for $5,000,000 in cash and common stock. Dandelion Distribution Ltd., has over 2,000 hours of television programming in its library.

     We continue to fulfill the increased demand for programming by implementing our growth strategies, including strategic acquisitions of production and distribution companies in the U.S. and Europe, acquisition of programming libraries and development and production of our original television programming for the domestic and international markets.

                                  RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially adversely affect our business and financial condition in the future.

WE HAVE A LIMITED OPERATING HISTORY THAT MAKES AN EVALUATION OF OUR BUSINESS DIFFICULT

     We were incorporated in February 1995, and have a limited operating history. Although we have generated profitable operations during each of the fiscal years ended December 31, 1999, 1998, 1997 and 1996, we have experienced a negative cash flow from operations during such periods. We can not assure you that we will continue to be profitable in the foreseeable future or that we will be able to generate positive cash flow from our operations. Our business plan is subject to all the risks associated with starting a new business, including operating losses. In addition, we will be subject to certain factors affecting the entertainment industry generally, such as:

     - sensitivity to general economic conditions;

     - critical acceptance of our products; and

     - intense competition.

     The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business.

OUR RELIANCE ON CERTAIN CUSTOMERS AND OUR ALLOWANCES FOR POSSIBLE UNCOLLECTIBLE RECEIVABLES

     As of December 31, 1999, we had approximately $18,400,000 in receivables, of which 85% were represented by four customers. To cover the possibility that one or more of our customers could fail to pay monies due to us, we currently maintain an allowance for doubtful accounts of approximately $831,000. If we are required to make an additional allowance for these receivables, our results of operations and financial condition in future periods could be adversely affected. Since that date, we have collected $11,000,000 of those receivables.

NEED FOR ADDITIONAL CAPITAL, DILUTION AND NO ASSURANCE OF FUTURE FINANCINGS

     The entertainment industry is highly capital intensive. Despite our initial public offering, our operations have been hurt by ongoing capital shortages caused by a slowness in collecting receivables and the inability to complete a long term banking relationship.

     To address our capital needs, on November 29, 1999 we completed the sale of 6,150,000 shares of our common stock, 150,000 shares of which were sold by and for the account of a selling shareholder, in an underwritten offering on the German Neuer Markt (the "German Offering"). The German Offering was underwritten by Gontard & MetallBank AG and a group of associated underwriters. The offering price was $6.21 per share. The net proceeds to us were approximately $31,500,000 after deducting underwriting fees and estimated offering expenses. Approximately $9,400,000 of the net proceeds has been used to repay all of our outstanding indebtedness, net of discounts, leaving us with a cash balance of approximately $23 million.

     In an effort to preserve cash resources, we have issued common stock and warrants to financial consultants rather than hire internal staff. To the extent option grants are below the current market price, we must record this as an additional expense in our general and administrative expense, even though no cost has been expended. These transactions are dilutive to existing shareholders.

OUR DEPENDENCE ON EMERGING MARKETS AND ON FOREIGN SALES; FOREIGN EXCHANGE RISKS

     A considerable portion of our revenues are, and for the foreseeable future will most likely be, derived from the sale or license of our products to recently established U.S. broadcasters, cable networks and syndicators such as:

     - The Discovery Channel;

     - Discovery's Animal Planet;

     - The Learning Channel;

     - The Travel Channel;

     - The Fox Family Channel;

     - the WB Network; and

     - Showtime Network.

     In addition to these, a portion of our revenues are dependent on sales to licensees and distributors in foreign markets, including South and Latin America and, to an increasing extent, Europe. Collecting receivables from these customers is subject to the risks associated with doing business with foreign companies including rapid changes in the political and economic climates of such countries and limitations on the transferability of monies out of such countries. If we become involved in a long term dispute over how our product is being distributed in a foreign country, or are forced to initiate collection activities to enforce the terms of a license or distribution agreement, the profitability of any particular product may be adversely effected.

     As of December 31, 1999, substantially all of our receivables are trade receivables from entities domiciled outside the U.S. These receivables, totaling $18,430,600, represent 85% of all trade receivables and 26% of our total assets. Any difficulty or delay in the collection of these receivables or any write-off of such receivables could have a material adverse effect on our financial condition or results of operations. See "Risk Factors -- Our reliance on certain customers and our allowances for possible uncollectible receivables." Changes in international economic conditions may impact our future sales and collections.

     Our international operations expose us to risks associated with currency fluctuations. Insofar as our international revenues are denominated in foreign currencies, an appreciation of the U.S. dollar relative to these foreign currencies could adversely affect our results of operations. To the extent that our international revenues are denominated in U.S. dollars, an appreciation of the U.S. dollar increases the price of our products in foreign countries and may cause our customers and potential customers difficulties in paying U.S. dollar amounts due to us or may keep them from licensing our products.

     The operating expenses of our subsidiaries Team Entertainment Germany GmbH and Team Dandelion Ltd., will be incurred in Deutsche Marks and British Pounds, respectively. The value of the Deutsche Mark is tied to the value of the Euro. Appreciation of the Euro or the British Pound relative to the U.S. dollar could adversely affect our results of operations. Even when foreign currency expenses substantially offset revenues in the same currency, profits may be diminished when reported in U.S. dollars. Due to the constantly changing currency exposures and the volatility of currency exchange rates, we could experience currency losses in the future, and we cannot predict the effect of the exchange rate fluctuations upon our future results of operations. To date, we have not engaged in any foreign exchange hedging transactions to limit our exposure to the above-described risks. If any of the risks associated with international operations materialize, our business, financial condition and results of operations could be materially adversely impacted.

BUSINESS COMBINATIONS AND ACQUISITIONS

     We are currently in discussions with a number of distribution and production companies regarding possible business combinations. No assurance can be given that any such acquisitions will be consummated, even though we may incur substantial costs related to such acquisitions. Even if such acquisitions are consummated, there can be no assurance that we will manage to successfully integrate and manage the acquired businesses.

     As of October 1, 1999, we completed the purchase of Dandelion Distribution Ltd., a UK based production and distribution company for $2,500,000 in cash and 386,847 shares of common stock. We may also be required to pay up to an additional $250,000 if the shares of our common stock delivered as part of the purchase price do not have a market value of at least $3,000,000 on October 1, 2001. See "Business -- Global Strategy." Even though the acquisition has been completed, there can be no assurance that we will be successful in timely integrating Dandelion into our operations or that they will remain profitable. The failure to successfully integrate Dandelion or a lack of profitability of Dandelion could have a material adverse impact on our financial condition and results of operations.

COMPETITION

     The entertainment industry is highly competitive. We compete with many entertainment organizations, who are all seeking, in varying degrees;

     - the rights to literary properties;

     - the services of creative and technical personnel;

     - the financing for production of film and television projects; and

     - favorable arrangements for the distribution of completed films and television projects.

     Virtually all of our competitors are substantially larger than we are, have been in business longer than we have and have more resources at their disposal. The entertainment industry is currently evolving into an industry in which certain multi-national, multi-media entities, because of their control over key film, magazine, and/or television content, as well as key network and cable outlets, will be able to dominate certain communications industry activities in the U.S. and abroad. These competitors have numerous competitive advantages, including the ability to acquire financing for their projects and attract superior properties, personnel, actors and/or celebrity hosts.

THE RISK THAT NOT ENOUGH EPISODES OF A SERIES WILL BE ORDERED TO ALLOW US TO SYNDICATE THE SERIES

     There can be no assurance that once we commit to produce a series which has been licensed to a network, that the network will order and broadcast enough episodes so that we can syndicate the series in the U.S. Typically, there needs to be at least 65 episodes of a series produced in order to "strip" or syndicate the series in the daily re-run market. Networks can generally cancel a series at stated intervals and, accordingly, do not commit in advance to exhibit a series for more than a limited period. If a series is canceled before the minimum number of shows necessary to syndicate or "strip" have been produced, there is the risk that the production costs of the project will not be fully recovered. Similar risks apply for a series produced for a non-network medium.

     We presently have a commitment of 26 episodes for "Call of the Wild," and have completed 22 episodes for "Total Recall 2070," which is not enough episodes to syndicate or "strip" these series in the U.S. on any kind of significant basis. The syndication rights to "Total Recall 2070," for which we are a profit participant, are owned by Universal, by virtue of Universal's 1998 acquisition of Polygram Filmed Entertainment. The show began airing on a once a week syndication basis in January 2000. If the show is not renewed, there may only be one season in syndication, in which event we would not expect to receive significant amounts relative to our profit interests.

FLUCTUATIONS IN OPERATING RESULTS

     Our revenues and results of operations are significantly dependent upon the timing and success of the television programming we distribute, which cannot be predicted with certainty. Revenues for any particular program may not be recognized until the program is produced and available for delivery to the licensee. Production delays may impact the timing of when revenues may be recognized under generally accepted accounting principles. Significant sales of our product take place at the industry's major selling markets, the most important of which are MIP-TV and MIPCOM-TV (the International Film and Program Market for TV, Video, Cable & Satellite) which take place in France in the second and fourth quarters, respectively and NATPE, which takes place in the U.S. in January. Finally, production commitments are typically obtained from networks in the spring (second quarter), although production activity and delivery may not occur until later periods. We may experience significant quarterly variations in our operations, and results in any particular quarter may not be indicative of results in subsequent periods. Such variations may lead to significant volatility of our share price.

     Our results will also be affected by the allocation of revenue between product we produce and own as compared to product which we distribute on behalf of third party producers and for which we are paid a sales commission. In addition, our margins are also affected by the age of the product which we acquired from third parties or previously produced. Where we are paid a sales commission, our expenses as a percentage of revenue will typically be higher, and our margins lower, because we record as an expense the participations owing to the copyright owners. Where we are exploiting product which we own outright we do not record such expenses, and our margins will typically be higher. With respect to sales of our own product, rather than recording a participation expense, we record as an expense the amortization of our acquisition or production costs, which amortization is typically recognized over several financial reporting periods. Sales of older product owned by us, where acquisition or production costs may be substantially or fully amortized, will have significantly higher margins than initial sales on newer product where the sales potential of the product has not been tested and we are incurring significant production costs.

DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS AND RISK OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

     Our business depends upon the protection of the intellectual property rights that we have to our film properties. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and exploit our products. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our film properties, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the U.S. and Europe. If we cannot manage to obtain the copyrights of attractive film properties, our business, financial condition and results of operations will be adversely affected.

     In recent years, there has been significant litigation in the U.S. involving intellectual property rights. We may become party to litigation in the future to protect our intellectual property rights or as a result of the alleged infringement of other's intellectual property. These claims and any resulting lawsuits could subject us to significant liability and invalidation of our property rights. Such litigation could also force us to take measures harmful to our operations, such as to stop selling certain products or to obtain a license from the owner of infringed intellectual property. Any such infringement claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and materially adversely affect our financial condition and results of operations.

THE SPECULATIVE NATURE OF THE ENTERTAINMENT BUSINESS

     Substantially all of our revenues are derived from the production and distribution of television series and made-for-television movies. The entertainment industry in general, and the development, production and distribution of television programs, in particular, is highly speculative and involves a substantial degree of risk. Since each project is an individual artistic work and its commercial success is primarily determined by audience reaction, which is volatile and unpredictable, there can be no assurance that any entertainment property will make money. Even if a production is a critical or artistic success, there is no assurance that it will be profitable. In particular, to the extent that our product caters to the tastes of television audiences in the U.S., our results may be affected by the inability to attract audiences in our newly addressed markets, especially Europe. If we are unable to attract productions which compete effectively in the global marketplace, our financial condition and results of operations could be materially adversely affected.

THE ABILITY TO MANAGE OUR GROWTH

     Subject to obtaining sufficient financing, we intend to pursue a strategy which management believes may result in rapid growth. As our anticipated development, production and distribution activities increase, it is essential that we maintain effective controls and procedures regarding critical accounting and budgeting areas. There can be no assurance that rapid growth will occur or that, if such growth does occur, that we will be able to successfully manage such expanded operations.

WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY

     Our success depends largely upon the skills, experience and performance of our executive officers and key employees. Our founder and Chief Executive Officer, Mr. Drew S. Levin, is of particular importance to our U.S. operations. In addition, we have recently managed to retain certain key personnel in Germany and the United Kingdom to oversee our European operations. If we lose one or more of our key employees without finding appropriate replacements or if we fail to attract and retain highly skilled personnel, our financial condition and results of operations could be materially adversely affected.

CAPITALIZATION OF DEVELOPMENT AND PRODUCTION COSTS

     Included in our assets as of December 31, 1999 are television program costs of approximately $480,900, which represent aggregate costs of projects for which we are actively pursuing production commitments, but which have not been set for principal photography. We intend, as required by accounting standards, to write off the costs of all development projects when they are abandoned or, even if still being developed, if they have not been set for principal photography within three years of their initial development activity. In this regard we wrote down our development costs in the series LoCoMoTioN by approximately $450,000 in the second quarter of 1999.

     Under generally accepted accounting principals, we are required to capitalize the costs of production. The costs of production are amortized over the estimated revenue life of the product. Therefore, the success of our programming, and the aggregate amount of sales with respect thereto, will affect the amortization rate applicable to such productions. If our actual results are less than projected, management will be required to revise sales estimates downward, and accelerate the amortization of capitalized production costs.

PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS

     Certain provisions of our Articles of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the shareholders, and impose various procedural and other requirements which could make it more difficult for shareholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. Such issuance could have the effect of decreasing the market price of our common stock.

VOLATILITY OF SHARE PRICE; LACK OF ACTIVE TRADING MARKET

     Our common stock has been listed on The NASDAQ SmallCap Market since July 29, 1998 and on the Frankfurt Stock Exchange's Neuer Markt since November 29, 1999. Beginning on April 24, our stock will trade on the NASDAQ National Market System.

     The market prices for securities of companies with limited operating history, including us, have historically been highly volatile both on The NASDAQ SmallCap Market and the Frankfurt Stock Exchange's Neuer Markt. Significant volatility in the market price of our common stock may arise due to factors such as:

     - our developing business;

     - a continued negative cash flow;

     - relatively low price per share;

     - relatively low public float;

     - variations in quarterly operating results;

     - general trends in the entertainment industry;

     - the number of holders of our common stock; and

     - the interest of securities dealers in maintaining a market for our common stock.

     As long as there is only a limited public market for our common stock, the sale of a significant number of shares of our common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered, and could cause a severe decline in the price of our common stock.

WE HAVE NEVER PAID A DIVIDEND AND DO NOT ANTICIPATE PAYING ONE IN THE FORESEEABLE FUTURE

     We have not paid dividends since our formation and do not intend to pay any dividends to our shareholders in the foreseeable future. No assurance can be given that we will pay dividends at any time. We presently intend to retain future earnings, if any, for the development and expansion of our business. See "Dividend Policy."

SHARES ELIGIBLE FOR ADDITIONAL SALE AND EXERCISE OF REGISTRATION RIGHTS

     Sale of substantial amounts of our common stock, the issuance of substantial amounts of warrants and options granting the right to receive shares of our common stock or the prospect of such sales or issuances, respectively, could materially adversely affect the market price of our common stock. We have outstanding approximately 13,743,701 shares of common stock, and approximately 2,906,500 shares of common stock are issuable upon exercise of outstanding warrants and options. Of these shares, approximately 1,736,500 shares are restricted shares under the Securities Act of 1933. We filed a registration statement on Form S-8 under the Securities Act of 1933 to register the sale of approximately 1,000,000 shares of our common stock reserved for issuance under our 1999 Stock Option, Deferred Stock and Restricted Stock Plan. Shares of our common stock issued upon exercise of options are available for sale in the public market, subject in some cases to volume and other limitations.

                          SALES BY SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders.

     We will not receive any proceeds from the market sales of the Selling Shareholders shares, although we will receive the proceeds from the exercise of the Warrants held by the Selling Shareholders. We are paying all costs and expenses of registering the Selling Shareholders shares. Sales of the Selling Shareholders shares or the potential of such sales could have an adverse effect on the market price of our common stock. See "Risk Factors -- Shares Eligible for Additional Sale and Exercise of Registration Rights."

     The Selling Shareholders and the number of shares they each hold are listed below:


          SELLING SHAREHOLDERS                                   SHARES OWNED
          --------------------                                   ------------
Austin Vest Amstolt Blazms..................................      212,960
Esquire Trade & Finance.....................................      296,647
Nesher Inc..................................................       46,323
Amro International..........................................      185,316
VMR Luxembourg, S.A.........................................      599,879
Alan Parnes.................................................        5,000
Arab International Trust Co.................................       10,000
Duck Partners, LP...........................................       20,000
Gary & Paula Wayton.........................................       10,000
Michael Rosenbaum...........................................       20,000
RMK Financial LLC...........................................       15,000
Robert Bain.................................................       20,000
Robert Frankel..............................................        7,470
Roger Triemstra.............................................       10,000
Roland McAbee...............................................        6,400
Swan Alley (Nominees) Limited...............................       20,000
Van Moer Santerre & Cie.....................................       50,000
Mathew & Barbara Geisser....................................        3,204
Central Scale Co............................................        9,613
Vijaya Rani Rekhala/Vijay-Kumar Rekhala, M.D................        6,408
United Congregation Mesorah.................................        6,408
Samuel F. Marinelli.........................................        3,204
Mildred J. Geiss............................................        3,204
Jon G. Kastendieck..........................................        6,408
Cooperative Holding Corporation.............................       12,817
Aaron Wolfson...............................................      110,458
Abraham Wolfson.............................................      104,049
Arielle Wolfson.............................................        6,408
Eli Levitin.................................................       25,730
Morris Wolfson Family Limited Partnership...................      106,185
Levpol......................................................        6,408
Wellington Corporation, N.V.................................        4,272
Crescent Capital Company, LLC...............................        8,544
Arthur Steinberg IRA Rollover...............................        2,136
Robert Steinberg IRA Rollover...............................        2,136
Robert Sam Steinberg -- A Partnership.......................        2,136
Von Graffenried AG..........................................        4,272
Third World Trust Company LTD...............................        4,272
Alpha Ventures..............................................        8,544
Tuch Family Trust...........................................        2,136
Alfred Ross.................................................        4,272
Fred Chanowski..............................................        2,136
Allen Goodman...............................................        4,272
Felix D. Paige..............................................        8,544
Andrew G. Rogal.............................................        4,272
Mark J. Levine..............................................        2,136
Joseph Sullivan.............................................        4,272
Robert Gopen................................................        2,136
Colony Financial Services...................................        2,136
John Carberry...............................................        2,136
Daniel & Thalia Federbush...................................        4,272
Michael S. Berlin, M.D......................................        4,272
Phillip Tewel...............................................       29,191
Joe Cayre...................................................      263,617
South Ferry #2..............................................       29,906
ACA Equities................................................       14,668
D&M Investment Corp.........................................       48,419
Gilbert Karsenty............................................        5,269
Chana Sasha.................................................       20,506
Affida Bank.................................................       60,950
Bill Nesmith................................................          681
Mike Sposato................................................          681
Bob Dorfman.................................................        2,349
Bristol Capital.............................................       20,934
Venture Management Consultants, LLC.........................       20,000
Infusion Capital............................................      283,000
Marathon Consulting.........................................       80,000
Claudio Nessi...............................................       31,000
DMT Technologies............................................       97,000
Premier Acquisition Corp....................................        3,000
Davstar.....................................................       22,718
Century City Securities, Inc. ..............................      100,000
Robert Herskowitz...........................................       10,000
Chase Financing Ltd.........................................      121,000
Investor Resource Services..................................      104,000
Program Power...............................................        1,000
National Securities Corporation.............................      150,000
Swan Alley Limited..........................................       20,000
Venture Management Consultants..............................       30,000
Ivonne Altagracia Medrano Gongalez..........................       10,000
Cantor GbR..................................................       20,000
Arbora Vermogensverwaltungen AG.............................      175,000
Gontard & Metallbank AG.....................................      500,000
Arab Commerce Bank..........................................       64,800
Anders Ulegard/Quaestus, S.A................................       57,000
Van Moer Santerre & Cie.....................................      112,534
Hudson Investors, LLC.......................................      340,000
Glenn Michael Financial.....................................      200,000
Ocean Marketing Corporation.................................      100,000
Sal Russo...................................................       75,000
Film Libraries, Inc.........................................      180,000
                                                                ---------
                                                                5,433,026
                                                                =========

                             PLAN OF DISTRIBUTION

     The shares being offered hereby will be offered and sold by the Selling Shareholders, by their donees or transferees, or by their other successors in interest. We will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling shareholders, and any discounts or commissions payable with respect to sales of the shares.

     The Selling Shareholders may offer and sell the shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions.

     From time to time, one or more of the Selling Shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling shareholders also may transfer and donate shares in other circumstances. Transferees and donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by selling shareholders will decrease as and when the Selling Shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be Selling Shareholders for purposes of this prospectus. Further, we will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

     The Selling Shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act of 1933.

     We have agreed to indemnify certain of the Selling Shareholders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made not misleading. Such indemnification includes liabilities that such Selling Shareholders may incur under the Securities Act of 1933. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the Selling Shareholders for use in the Registration Statement.

     We have advised the Selling Shareholders of the requirement for delivery of this prospectus in connection with any sale of the shares.

TRANSFER AGENT

     The transfer agent for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Team Communications Group, Inc. by Kelly Lytton Mintz & Vann LLP, attorneys at law, Los Angeles, California.

                                     EXPERTS

     The consolidated financial statements of Team Communications Group, Inc., contained in the Annual Report on Form 10-KSB of Team Communications Group, Inc., for the year ended December 31, 1999 and incorporated in this prospectus by reference, have been so included in reliance on the report of Stonefield Josephson, Inc., independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary

Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

     o our Annual Report on Form 10-KSB for the year ended December 31, 1999 as filed on April 14, 2000;

     o    the description of our class of common stock as set forth under
          Item 1 of our Form 8-A registration statement filed on June 17, 1998, including any amendments or reports filed for the purpose of updating such descriptions;

     o future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling shareholders have been sold.

     You may obtain a copy of these filings, without charge, by writing or calling us at:

                         Team Communications Group, Inc.
                        11818 Wilshire Blvd., 2nd Floor
                              Los Angeles, CA 90025
                          Attention: Mr. Timothy A. Hill
                                 (310) 312-4400

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.

                             ----------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by Bikers Dream. See "Plan of Distribution."


         SEC registration fee................................     $      N/A
         Printing expenses...................................        5,000.00
         Accounting fees and expenses........................        3,000.00
         Legal fees and expenses.............................       10,000.00
         Miscellaneous.......................................             --
                                                                  -----------
            Total............................................     $ 18,000.00
                                                                  ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The liability of the Registrant's officers and directors is or may be affected in such capacity by the following:

     Section 317 of the California General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933. The Amended and Restated Articles of Incorporation of the Registrant authorize the Registrant to provide indemnification of its officers, directors and agents for breach of duty to the Registrant and its shareholders through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by California law, subject to certain limitations.

     The Registrant's Bylaws provide for the indemnification of its officers and directors to the fullest extent permitted by law. In addition, the Registrant currently maintains directors' and officers' liability insurance and has entered into indemnification agreements with its directors and certain of its officers.

     In addition, as permitted by Section 204(a)(10) of the California General Corporation Law, the Amended and Restated Articles of Incorporation of the Registrant provide that the liability of a director of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. However, as provided by California law, such limitation of liability will not act to limit the liability of a director for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interest of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) any improper transactions between a director and the Registrant in which the director has a material financial interest or (vii) any unlawful distributions to the shareholders of the Registrant or any unlawful loan of money or property to, or a guarantee of the obligation of, any director of officer of the Registrant.

ITEM 16.  EXHIBITS.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.


                                 EXHIBIT INDEX

                                                                            SEQUENTIALLY
    EXHIBIT                                                                   NUMBERED
    NUMBER                            DESCRIPTION                               PAGE
    -------                           -----------                           ------------
      4.1     Form of Warrant Agreement March 1996(1)
      4.2     Form of Warrant Agreement May 1996(1)
      4.3     Form of Warrant Agreement February 1997(1)
      4.4     Specimen Certificate(1)
      4.5     Securities Purchase Agreement between the Company and
              Austinvest Anstalt Balzers; Esquire Trade & Finance Inc.;
              Amro International, S.A. and Nesher Inc., dated as of March
              19, 1999(2)
      4.6     Form of Debenture re: Austinvest Anstalt Balzers, dated as of March 19, 1999(2)
      4.7     Form of Warrant re: Austinvest Anstalt Balzers, dated as of
              March 19, 1999(2)
      4.8     Form of Registration Rights Agreement between the Company
              and Austinvest Anstalt Balzers; Esquire Trade & Finance
              Inc.; Amro International, S.A. and Nesher Inc., dated as of
              March 19, 1999(2)
      4.9     Amendment to Securities Purchase Agreement with Austinvest
              Anstalt Balzers; Esquire Trade & Finance Inc.; Amro
              International, S.A. and Nesher Inc., dated June 28, 1999
              (amends 4.02)(3)
      4.10    Securities Purchase Agreement between the Company and VMR
              Luxembourg, S.A., dated as of February 25, 1999(3)
      4.11    VMR Debenture, dated as of February 25, 1999(3)
      4.12    VMR Warrant, dated as of February 25, 1999(3)
      4.13    VMR Registration Rights Agreement, dated as of February 25,
              1999(3)
      4.14    Securities Purchase Agreement between the Company and VMR
              Luxembourg S.A., dated July 26, 1999(3)
      4.15    VMR Debenture, dated as of July 26, 1999(3)
      4.16    VMR Security Agreement, dated as of July 26, 1999(3)
      4.17    VMR Registration Rights Agreement, dated as of July 26,
              1999(3)
      4.18    Securities Purchase Agreement between the Company and Hudson
              Investors LLC, dated as of August 5, 1999(3)
      4.19    Hudson Investors LLC Registration Rights Agreement, dated as of August 5, 1999(3)
      4.20    Hudson Investors LLC Debenture, dated as of August 5,
              1999(3)
      4.21    Hudson Investors LLC Warrant, dated as of August 5, 1999(3)

                                                                            SEQUENTIALLY
    EXHIBIT                                                                   NUMBERED
    NUMBER                            DESCRIPTION                               PAGE
    -------                           -----------                           ------------
      4.22    1999 Stock Option, Deferred Stock and Restricted Stock
              Plan(4)
      4.23    Amendment No. 1 to VMR Securities Purchase Agreement dated as of October 6, 1999, amending the February 25, 1999
              Securities Purchase Agreement(5)
      5.1     Opinion of Kelly Lytton Mintz & Vann, LLP (8)

                                                                            SEQUENTIALLY
    EXHIBIT                                                                   NUMBERED
    NUMBER                            DESCRIPTION                               PAGE
    -------                           -----------                           ------------
     21       Subsidiaries of the Registrant(6)
     23.1     Consent of experts and named counsel(8) (Consent of Kelly Lytton
              Mintz & Vann LLP included in Exhibit 5.1)
     27       Financial Data Schedule(7)

---------------
(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, file No. 333-26307, effective July 29, 1998.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 5, 1999.

(3) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QB dated August 19, 1999.

(4) Incorporated by reference to the Registrant's Definitive Proxy Statement on Form 14A dated May 28, 1999

(5) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-91283, effective December 8, 1999

(6) Incorporated by reference to the Registrant's Registration Statement on Form SB-2, File No. 333-89323, effective November 23, 1999.

(7) Incoporated by reference to the Registrant's Annual Report on Form 10-KSB dated April 14, 2000.

(8)  Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 4, 2000.


                                     TEAM COMMUNICATIONS GROUP, INC.
                                     Registrant

                                     /s/ DREW S. LEVIN
                                     ---------------------------------
                                     Drew S. Levin
                                     Chairman of the Board and Chief
                                     Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            NAME                              TITLE                                  DATE
            ----                              -----                                  ----


/s/ DREW S. LEVIN
----------------------------          Chief Executive Officer                     May 4, 2000
Drew S. Levin                               and Director
                                   (Principal Executive Officer)


/s/ MICHAEL JAY SOLOMON
----------------------------                 Director                             May 4, 2000
Michael Jay Solomon


/s/ W. RUSSELL BARRY
-----------------------------                Director                             May 4, 2000
W.Russell Barry


/s/ TIMOTHY A. HILL
----------------------------         Chief Financial Officer                      May 4, 2000
Timothy A. Hill               (Principal Financial and Accounting
                                              Officer)




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